Exhibit 99.1

Protective Life Corporation Announces Voting Results for

2014 Special Meeting of Shareholders

Protective Life Corporation

Post Office Box 2606

Birmingham, AL 35202

205-268-1000

FOR IMMEDIATE RELEASE

PROTECTIVE SHAREHOLDERS APPROVE ACQUISITION BY DAI-ICHI

BIRMINGHAM, Ala.—October 6, 2014 — At a special meeting today, shareholders of Protective Life Corporation (NYSE: PL) (“Protective”, “the Company”) approved the Agreement and Plan of Merger dated June 3, 2014, with Dai-ichi Life Insurance Company, Limited (“Dai-ichi”), a kabushiki kaisha organized under the laws of Japan, and DL Investment (Delaware), Inc., a Delaware corporation and wholly owned subsidiary of Dai-ichi. The agreement provides for the merger of DL Investment (Delaware), Inc. with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Dai-ichi.

The transaction is progressing as expected and the Company continues to expect closing in late 2014 or early 2015. Completion of the Merger remains subject to various pending regulatory approvals in Japan and the U.S. and other customary closing conditions. Upon completion of the transaction, each share of Protective common stock will convert into the right to receive $70.00 in cash, representing a total transaction value of approximately $5.7 billion.

ABOUT PROTECTIVE LIFE CORPORATION

Protective Life Corporation provides financial services through the production, distribution and administration of insurance and investment products throughout the U.S. It has annual revenues of approximately $4.0 billion and as of December 31, 2013 had assets of approximately $68.8 billion.

CONTACT:

Eva Robertson

Vice President, Investor Relations

(205) 268-3912